EXHIBIT 3
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                             CO-INVESTMENT AGREEMENT


                                  by and among



                       PROMETHEUS SOUTHEAST RETAIL TRUST,


                                  KIMKON INC.,


                             PSCO ACQUISITION CORP.,


                     LF STRATEGIC REALTY INVESTORS II L.P.,


                 LFSRI II - CADIM ALTERNATIVE PARTNERSHIP L.P.,


                     LFSRI II ALTERNATIVE PARTNERSHIP L.P.,


                                       and


                            KIMCO REALTY CORPORATION





                            Dated as of June 23, 2002




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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


1.     Formation and Capitalization of Newco by PSRT and KI....................2
       1.1      Formation and Initial Capitalization...........................2
       1.2      Additional Contribution by PSRT................................3
       1.3      Additional Contribution by KI..................................3
       1.4      Legend.........................................................3

2.     Preferred Stock.........................................................4
       2.1      Series A Preferred Stock.  ....................................4
       2.2      Series B Preferred Stock.......................................4

3.     Post-Merger Capitalization..............................................4

4.     Target as Third Party Beneficiary.......................................5

5.     Certain Matters Relating to the Management of Newco.....................5
       5.1      Directors and Officers.........................................5
       5.2      Conduct of Business............................................5

6.     Certain Matters Relating to the Merger and the Merger Agreement.........5
       6.1      The Merger ....................................................5
       6.2      Transaction Statement on Schedule 13E-3........................5
       6.3      Amendment and Waiver of Merger Agreement.......................6
       6.4      Termination of Target Third Party Management Agreements........6
       6.5      Cooperation....................................................6
       6.6      Enforcement of Section 7.2 of the Merger Agreement.............7

7.     Restriction on Transfer of Shares.......................................7
       7.1      Limitation on Transfers........................................7
       7.2      Permitted Transfers............................................8

8.     Stockholders Agreement..................................................8

9.     Services Agreement......................................................8

10.    Representations and Warranties..........................................9
       10.1     Representations and Warranties of PSRT.........................9
       10.2     Representations and Warranties of KI..........................11

11.    PSRT Guarantors Guaranty...............................................13
       11.1     Guaranty......................................................13
       11.2     Representations and Warranties of the PSRT GuarantorsEach ....14
       11.3     Target as Third Party Beneficiary.............................14

12.    KI Parent Guaranty.....................................................15
       12.1     Guaranty......................................................15
       12.2     Representations and Warranties of KI Parent...................16
       12.3     Target as Third Party Beneficiary.  ..........................16

13.    Survival and Indemnification...........................................17

                                        i

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       13.1     Survival......................................................17
       13.2     Indemnification...............................................17

14.    Certain Agreements.....................................................20
       14.1     Termination of Stockholders Agreement.........................20
       14.2     No Solicitation...............................................20
       14.3     13e-3 Transaction.............................................21
       14.4     Termination Fee...............................................22
       14.5     No Modification of the Supplemental Voting
                  and Tender Agreement........................................22

15.    Termination............................................................23
       15.1     Termination of this Agreement.................................23
       15.2     Effect of Termination.........................................23

16.    Miscellaneous..........................................................23
       16.1     Definitions...................................................23
       16.2     Expenses......................................................26
       16.3     Publicity.....................................................27
       16.4     Notices.......................................................27
       16.5     Successors and Assigns; Third Party Beneficiaries.............28
       16.6     Amendment and Waiver..........................................28
       16.7     GOVERNING LAW.................................................28
       16.8     Enforcement of Agreement......................................29
       16.9     Severability..................................................29
       16.10    Rules of Construction.........................................29
       16.11    Entire Agreement..............................................29
       16.12    Counterparts..................................................29
       16.13    Headings.  ...................................................29
       16.14    Further Assurances............................................29


SCHEDULE 1


EXHIBITS

A        Articles of Incorporation of Newco
B        Bylaws of Newco
C        Post-Merger Capitalization
D        Resolutions of Stockholders of Newco
E        Form of Stockholders Agreement
F        Form of Services Agreement
G        Form of Supplemental Voting and Tender Agreement

                             CO-INVESTMENT AGREEMENT

                  THIS CO-INVESTMENT AGREEMENT, dated as of June 23, 2002, by and among PROMETHEUS SOUTHEAST RETAIL TRUST ("PSRT "), a Maryland real estate investment trust, KIMKON INC. ("KI"), a Delaware corporation, PSCO ACQUISITION CORP. ("NEWCO"), a Maryland corporation, (for purposes of Section 11 only) LF STRATEGIC REALTY INVESTORS II L.P. ("LFSRI II"), (for purposes of Section 11 only) LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P. ("LFSRI II-CADIM"), (for purposes of Section 11 only) LFSRI II ALTERNATIVE PARTNERSHIP L.P. ("LFSRI II AP"), and (for purposes of Sections 2.2(a) and 12 only) KIMCO REALTY CORPORATION ("KI PARENT"), a Maryland corporation. PSRT and KI are sometimes referred to herein individually as a "STOCKHOLDER" and collectively as the "STOCKHOLDERS." LFSRI II, LFSRI II-CADIM and LFSRI II AP are each individually referred to herein as a "PSRT GUARANTOR" and collectively as the "PSRT GUARANTORS."

                  WHEREAS, PSRT and KI have organized Newco for the purpose of acquiring Konover Property Trust, Inc. ("TARGET"), a Maryland corporation currently operating as a REIT;

                  WHEREAS, concurrently with the execution of this Agreement, Newco and Target are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified from time to time in accordance with its terms, the "MERGER AGREEMENT"), pursuant to which Newco will merge with and into Target (the "MERGER"), with Target as the surviving corporation (the "SURVIVING CORPORATION"), on the terms and subject to the conditions set forth therein;

                  WHEREAS, as of the date of this Agreement, PSRT is the holder of 21,052,631 shares of Target Common Stock (as defined in the Merger Agreement);

                  WHEREAS, Target and PSRT (as assignee of Prometheus Southeast Retail LLC) are parties to a Contingent Value Right Agreement (the "CVR AGREEMENT"), dated February 24, 1998;

                  WHEREAS, PSRT has agreed to contribute to Newco immediately prior to the consummation of the Merger (i) 16,615,922 shares of Target Common Stock held by PSRT and (ii) all of PSRT's rights and obligations under the CVR Agreement in exchange for an additional equity interest in Newco, on the terms and subject to the conditions set forth herein;

                  WHEREAS, KI has agreed to contribute to Newco immediately prior to the consummation of the Merger cash in an amount up to $35,554,438.50 in exchange for an additional equity interest in Newco, on the terms and subject to the conditions set forth herein;

                  WHEREAS, KI's cash contribution, together with the proceeds of the OP Distribution (as defined in the Merger Agreement), which proceeds shall be made out of funds of the Target Operating Partnership (as defined in the Merger Agreement)

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                                                                               2

remaining after the payment of the merger consideration to be paid pursuant to the OP Merger (as defined in the Merger Agreement), will be used to pay the consideration payable in connection with the Merger to holders of Target Common Stock (including 4,436,709 shares of Target Common Stock held by PSRT that will be converted into the right to receive cash in the Merger), Target's Existing Stock Options (as defined in the Merger Agreement) and Target's Series A Convertible Preferred Stock (as defined in the Merger Agreement) (assuming the holders thereof elect to receive the Preferred Stock Price Per Share (as defined in the Merger Agreement));

                  WHEREAS, in order to maintain the Surviving Corporation's status as a REIT, it is anticipated that concurrently with the consummation of the Merger more than 100 individuals (the "REIT PREFERRED HOLDERS") will subscribe for and purchase shares of a newly created series of redeemable preferred stock of the Surviving Corporation (the "REIT SUBSCRIPTION TRANSACTION");

                  WHEREAS, after giving effect to the contributions provided for herein and the consummation of the Merger (but without giving effect to the REIT Subscription Transaction) PSRT will own 55.50%, and KI and the former holders of Series A Convertible Preferred Stock who elect to receive the Preferred Stock Continued Interest Per Share (as defined in the Merger Agreement) (assuming conversion thereof into common stock of the Surviving Corporation), if any, will collectively own 44.50%, of the total equity value of the Surviving Corporation;

                  WHERAS, concurrently with the execution of this Agreement, PSRT, KI and Newco are entering into a Stockholders Agreement, dated as of the date hereof, which will become effective upon consummation of the Merger, which sets forth certain rights and obligations of PSRT and KI relating to the governance of the Surviving Corporation and their interests therein; and

                  WHEREAS, the parties desire to enter into this Agreement to provide for, among other things, the organization and capitalization of Newco and the conduct of its affairs prior to consummation of the Merger.

                  Certain capitalized terms used in this Agreement are defined in Section 16.1.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       FORMATION AND CAPITALIZATION OF NEWCO BY PSRT AND KI.

                  1.1 FORMATION AND INITIAL CAPITALIZATION. PSRT and KI have caused Newco to be formed as a Maryland corporation by the filing of Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland on June 12, 2002 and, on the date hereof, PSRT has contributed $1,050.00 in cash in exchange for five hundred (500) shares of common stock, $.01 par value per share, of

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                                                                               3

Newco (the "COMMON STOCK"), and KI has contributed $1,050.00 in cash in exchange for five hundred (500) shares of Common Stock. The Articles of Incorporation of Newco are as set forth in Exhibit A, and the Bylaws of Newco are as set forth in Exhibit B.

                  1.2 ADDITIONAL CONTRIBUTION BY PSRT. On the Closing Date (as defined in the Merger Agreement), immediately prior to the consummation of the Merger, and subject to the satisfaction or waiver of all of the conditions precedent to the consummation of the Merger set forth in Sections 8.1 and 8.2 of the Merger Agreement (except for the condition set forth in Section 8.1(d) thereof as it applies to the PSRT Contribution (as defined in the Merger Agreement)): (i) PSRT shall contribute to Newco 16,615,922 shares of Target Common Stock held by PSRT (the "PSRT CONTRIBUTED STOCK") and all of PSRT's rights and obligations under the CVR Agreement; and (ii) in consideration thereof, Newco shall issue and deliver to PSRT 21,115,922 shares of Common Stock.

                  1.3      ADDITIONAL CONTRIBUTION BY KI.

                           (a)      On the Closing Date, immediately prior to
the consummation of the Merger, and subject to the satisfaction or waiver of all of the conditions precedent to the consummation of the Merger set forth in Sections 8.1 and 8.2 of the Merger Agreement (except for the condition set forth in Section 8.1(d) thereof as it applies to the KI Contribution (as defined in the Merger Agreement)): (i) KI shall contribute to Newco cash in the amount of $35,554,438.50, subject to adjustment as provided in Section 1.3(b); and (ii) in consideration thereof, Newco shall issue and deliver to KI 16,930,685 shares of Common Stock, subject to adjustment as provided in Section 1.3(b).

                           (b)      If any holders of Target's Series A
Convertible Preferred Stock elect to convert their shares of Series A Convertible Preferred Stock into the right to receive Preferred Continued Stock (as defined in the Merger Agreement) as provided in Article 2 of the Merger Agreement, for each share of Series A Preferred Stock (as defined in Section 2.1) that is issued by the Surviving Corporation in connection with the Merger:

                                    (i)     the amount of KI's cash contribution
pursuant to Section 1.3(a) shall be reduced by an amount equal to the initial liquidation preference of such newly issued share of Series A Preferred Stock; and

                                    (ii)    the number of shares of Common Stock
to be issued to KI pursuant to Section 1.3(a) shall be reduced by a number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock at the initial Conversion Price of the Series A Preferred Stock in effect on the Closing Date.

                           1.4      LEGEND. Each Stockholder agrees that all of
the shares of Common Stock acquired by such party on the date hereof shall bear the legend set forth in Section 13 of the Stockholders Agreement, notwithstanding that the Stockholders Agreement is not yet effective; provided, that, from and after the Effective Time (as

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                                                                               4

defined in the Merger Agreement), all of the shares of Common Stock held by the Stockholders shall bear the legend set forth in Section 13 of the Stockholders Agreement and Section 8 of the form of charter of the Surviving Corporation attached to the Merger Agreement as Exhibit B.

         2.       PREFERRED STOCK.

                  2.1 SERIES A PREFERRED STOCK. PSRT and KI agree that the Preferred Continued Stock shall be a new series of convertible preferred stock of the Surviving Corporation designated "Series A Convertible Preferred Stock" having the preferences, conversion and other rights, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption as the Series A Convertible Preferred Stock of Newco contained in the form of the charter of the Surviving Corporation attached to the Merger Agreement as Exhibit B thereto (the "SERIES A PREFERRED STOCK").

                  2.2      SERIES B PREFERRED STOCK.

                           (a)      PSRT, for the benefit of KI Parent and KI,
and KI Parent and KI, for the benefit of PSRT, LFSRI II, LRSRI II-CADIM and LFSRI II AP, and Newco, for the benefit of all of the foregoing, shall each use their respective reasonable best efforts to preserve the status of the Surviving Corporation as a REIT for the period commencing on the Closing Date and ending on December 31, 2002, and shall take all action necessary to convert the Surviving Corporation from a REIT to a C corporation as of January 1, 2003 or as soon as practicable thereafter, including by causing the Surviving Corporation to make the required tax election, and effect appropriate amendments to the Surviving Corporation's charter.

                           (b)      PSRT and KI agree that the series of
redeemable preferred stock to be issued to the REIT Preferred Holders in the REIT Subscription Transaction shall be a new series of redeemable preferred stock of the Surviving Corporation designated "Series B Redeemable Preferred Stock" having the preferences, conversion and other rights, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption as the Series B Redeemable Preferred Stock contained in the form of charter of the Surviving Corporation attached to the Merger Agreement as Exhibit B thereto (the "SERIES B PREFERRED STOCK"). PSRT and KI shall use their respective reasonable best efforts to cause, concurrently with the consummation of the Merger, the issuance of up to one hundred fifty (150) shares of Series B Preferred Stock to the REIT Preferred Holders at a subscription price per share of $500.00. Subject to Section 2.2(a) and the foregoing provisions of this
Section 2.2(b), the specific terms of the issuance and sale of shares of Series B Preferred Stock, including the number of shares to be issued and the identity and number of REIT Preferred Holders shall be determined by the board of directors of the Surviving Corporation by Supermajority Vote (as defined in the Stockholders Agreement).

         3. POST-MERGER CAPITALIZATION. After giving effect to the foregoing contributions by PSRT and KI, the Merger and the other transactions contemplated by the Merger Agreement (assuming that all holders of Target's Series A Convertible Preferred Stock outstanding on the date hereof elect to receive the Preferred Stock Continued Interest Per Share), and the REIT Subscription Transaction, the issued and outstanding

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                                                                               5

stock of the Surviving Corporation immediately after giving effect to the foregoing will be in all material respects as set forth in Exhibit C.

         4. TARGET AS THIRD PARTY BENEFICIARY. Each of PSRT and KI hereby acknowledges and agrees that it is providing the commitment to Newco contained in Section 1.2 and Section 1.3, respectively, and is agreeing to perform its obligations thereunder, in part for the purpose of inducing Target to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated thereby. Accordingly, PSRT agrees that Target is an express third party beneficiary of PSRT's obligations under Section 1.2 and the representations and warranties of PSRT contained in Section 10.1(a), (b), (c) and (d) (as such representations and warranties relate to the validity and enforceability of PSRT's obligations under Section 1.2)), and KI agrees that Target is an express third party beneficiary of KI's obligations under Section
1.3 and the representations and warranties of KI contained in Section 10.2(a),
(b), (c) and (d) (as such representations and warranties relate to the validity and enforceability of KI's obligations under Section 1.3). Each of PSRT and KI agree that termination of this Agreement shall not prejudice Target's rights pursuant to this Section 4 to the extent of any continuing liability of Newco under the Merger Agreement.

         5.       CERTAIN MATTERS RELATING TO THE MANAGEMENT OF NEWCO.

                  5.1 DIRECTORS AND OFFICERS. Mark S. Ticotin and David B. Henry have each been appointed as a director and officer of Newco and Andrew E. Zobler and Michael V. Pappagallo have each been appointed as an officer of Newco, and each such person shall continue to serve in such capacities until the Closing Date. Immediately prior to the consummation of the Merger, PSRT and KI shall cause the election of directors of Newco who will continue as the directors of the Surviving Corporation, and the board of directors of Newco shall appoint officers of Newco who will continue as the officers of the Surviving Corporation, in each case in accordance with the provisions of the Stockholders Agreement.

                  5.2 CONDUCT OF BUSINESS. Until the Stockholders Agreement becomes effective, Newco shall engage in no business or corporate activities other than as contemplated by the Merger Agreement and this Agreement.

         6.       CERTAIN MATTERS RELATING TO THE MERGER AND THE MERGER
                  AGREEMENT.

                  6.1 THE MERGER. Each Stockholder, in its capacity as a stockholder of Newco, hereby approves and adopts the resolutions attached hereto as Exhibit D taking or authorizing the actions specified therein.

                  6.2 TRANSACTION STATEMENT ON SCHEDULE 13E-3. Each Stockholder represents and warrants to the other that the information provided by it in writing expressly for inclusion in (i) the Transaction Statement on
Schedule 13E-3 to be prepared and filed in connection with the Merger (the "SCHEDULE 13E-3") and (ii) the proxy statement with respect to the meeting of stockholders of Target in connection with the Merger (the "TARGET PROXY STATEMENT"), or in writing expressly for inclusion in any

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                                                                               6

supplement or amendment to either the Schedule 13E-3 or the Target Proxy Statement, at the time the Schedule 13E-3 or Target Proxy Statement or any such supplement or amendment is filed with the Commission, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder agrees to promptly notify the other Stockholder after becoming aware that any information supplied by it in writing expressly for inclusion in the Schedule 13E-3 or the Target Proxy Statement or any supplement or amendment thereto contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  6.3 AMENDMENT AND WAIVER OF MERGER AGREEMENT. Prior to the consummation of the Merger, Newco shall not amend, consent to any amendment of, waive any right under or in respect of, or make any determination pursuant to, the Merger Agreement without the prior written consent of both PSRT and KI; PROVIDED, HOWEVER, that from and after the Termination Date (as defined in the Merger Agreement), but subject to the terms of the Merger Agreement, Newco shall terminate the Merger Agreement at the request of either Stockholder.

                  6.4 TERMINATION OF TARGET THIRD PARTY MANAGEMENT AGREEMENTS. Notwithstanding anything to the contrary contained herein, the parties hereby agree that to the extent any request may be made by Newco under
Section 7.20(b) of the Merger Agreement with respect to the termination of third party management agreements by Target, such request shall be made by Newco if it is requested to do so solely by KI.

                  6.5      COOPERATION.

                           (a)      Subject to the terms and conditions of this
Agreement, each party agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, including using all reasonable best efforts to cause to be satisfied the conditions referred to in Article 8 of the Merger Agreement; PROVIDED, HOWEVER, that nothing in this Section 6.5(a) shall preclude any party from exercising its rights under this Agreement; PROVIDED, FURTHER, that nothing in this Section 6.5(a) shall prohibit PSRT from executing and delivering the Supplemental Voting and Tender Agreement and performing its obligations thereunder.

                           (b)      Each party agrees not to, and shall cause
its Affiliates (excluding, in the case of PSRT, Target and the Target Subsidiaries (as defined in the Merger Agreement), who shall be deemed not to be Affiliates of PSRT for purposes of this Section 6.5(b)), and each of their respective officers, directors, employees and Representatives (as defined in the Merger Agreement) not to, enter into any agreement, arrangement or understanding that would cause Newco to abandon, terminate or fail to

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                                                                               7

consummate the Merger or any other transaction contemplated by the Merger Agreement or this Agreement or that would reasonably be expected to have a material adverse impact on Newco's ability to consummate the Merger or any other transaction contemplated by the Merger Agreement or this Agreement; PROVIDED, however, that nothing in this Section 6.5(b) shall prohibit PSRT from executing and delivering the Supplemental Voting and Tender Agreement and performing its obligations thereunder.

                           (c)      At all times prior to the date on which this
Agreement is terminated, PSRT and KI shall promptly inform the other of any material communications with Target or any of its Representatives relating to the Merger or the other transactions contemplated by the Merger Agreement and the contents of any such communications; PROVIDED, HOWEVER, that nothing in this
Section 6.5(c) shall require disclosure of any non-public information received by any officer, director or employee of PSRT or any of its Affiliates to the extent such information is received by such officer, director or employee in his capacity as a director or officer of Target or any Target Subsidiary.

                  6.6 ENFORCEMENT OF SECTION 7.2 OF THE MERGER AGREEMENT. Notwithstanding anything to the contrary contained herein, the parties hereby agree that to the extent KI reasonably believes that Target is not in full compliance with Section 7.2 of the Merger Agreement, PSRT and KI shall cause Newco to take all such actions as are reasonably necessary to enforce compliance with Section 7.2 of the Merger Agreement by Target.

         7.       RESTRICTION ON TRANSFER OF SHARES.

                  7.1 LIMITATION ON TRANSFERS. Prior to the consummation of the Merger and the effectiveness of the Stockholders Agreement, except as expressly provided in this Section 7, neither Stockholder shall transfer (as such term is defined in Section 2.1 of the Stockholders Agreement) any shares of Common Stock or any right, title or interest therein, without the prior written consent of the other Stockholder. Any attempt to transfer any shares of Common Stock or any rights thereunder in violation of the preceding sentence shall be null and void AB INITIO. Upon the effectiveness of the Stockholders Agreement, each Stockholder acknowledges that the provisions of this Section 7 shall no longer apply, and transfers of shares of stock of the Surviving Corporation will instead be subject to the restrictions and limitations contained in the Stockholders Agreement. Nothing in this Section 7 is intended to or shall be construed to apply to or restrict in any way (i) transfers of ownership interests in KI Parent or any corporate transaction involving KI Parent (including any merger, reorganization, business combination or sale of assets); PROVIDED, that after any such transaction, all of the shares of Common Stock held by KI or a Permitted Transferee (as defined in the Stockholders Agreement) of KI continue to be owned by KI Parent or its successor, or by one or more entities that are controlled Affiliates of KI Parent or such successor, or (ii) any transfer of partnership interests in any fund managed by Lazard Freres Real Estate Investors L.L.C., or of ownership interests in any Person that holds any such partnership interest.

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                                                                               8

                  7.2 PERMITTED TRANSFERS. Notwithstanding anything to the contrary in this Agreement, prior to the consummation of the Merger and the effectiveness of the Stockholders Agreement:

                           (a)      either Stockholder may, without the need to
obtain the consent of the other Stockholder, transfer all or a portion of its shares of Common Stock to a Permitted Transferee (as such term is defined in the Stockholders Agreement) of such Stockholder which agrees in writing to be bound by the terms and conditions of this Agreement and the Stockholders Agreement pursuant to an instrument substantially in the form attached to the Stockholders Agreement as Exhibit A thereto; PROVIDED that such transfer complies with all of the requirements applicable to transfers to Permitted Transferees as set forth in Section 2 of the Stockholders Agreement (including, without limitation, the legal opinion delivery provisions of Section 2.3(b) thereof), notwithstanding that the Stockholders Agreement is not effective at the time of such transfer;

                           (b)      PSRT may, at any time, without the need to
obtain the consent of KI, any Permitted Transferee of KI or KI Parent, pledge, encumber, grant a security interest in or enter into any custodial agreement or arrangement with respect to all or a portion of its shares of Common Stock to any third party lender, provided that such pledge, encumbrance, grant of security interest or custodial agreement or arrangement shall not prevent or delay PSRT's ability to consummate the transactions contemplated by this Agreement, the Stockholders Agreement or the Merger Agreement; and

                           (c)      PSRT may undertake the PSRT Reorganization
Transaction (as such term is defined in the Stockholders Agreement).

         8. STOCKHOLDERS AGREEMENT. Concurrently with the execution and delivery of this Agreement, PSRT and KI are entering into a Stockholders Agreement, dated as of the date hereof (the "STOCKHOLDERS AGREEMENT"), in the form attached to this Agreement as Exhibit E, for the purpose of setting forth certain rights and obligations of PSRT and KI relating to the governance and share ownership of the Surviving Corporation after the Merger. The Stockholders Agreement, by its terms, will become effective automatically upon the consummation of the Merger.

         9. SERVICES AGREEMENT. On the Closing Date, upon consummation of the Merger, PSRT, KI and Newco shall cause the Target Operating Partnership to enter into an Advisory and Support Services Agreement with a controlled Affiliate of KI Parent to be designated by KI and in which a majority of the economic interests are and will continue to be held, directly or indirectly, by KI Parent (and which shall be acceptable to PSRT in its reasonable judgment) substantially in the form attached to this Agreement as Exhibit F. PSRT and KI shall use reasonable best efforts to agree, prior to the Closing Date, on the initial operating budget for the Surviving Corporation and its subsidiaries for the period from the Closing Date to the end of calendar 2003 as well as, with respect to each property, an annual business plan. KI shall procure that a preliminary draft of such budget and an initial draft of such business plan are delivered to PSRT for its review a

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                                                                               9

reasonable period of time (at least 30 days, to the extent practicable) prior to the Closing Date. The initial budget and annual business plan, as agreed by KI and PSRT, shall be attached to the Services Agreement as Exhibits B and C, thereto, and to the Stockholders Agreement as Exhibits C and D thereto, and shall be the initial approved budget for purposes of such agreements, as provided therein.

         10.      REPRESENTATIONS AND WARRANTIES.

                  10.1 REPRESENTATIONS AND WARRANTIES OF PSRT. PSRT hereby represents and warrants to KI and Newco, as of the date hereof and as of the Closing Date, as follows:

                           (a)      PSRT is a real estate investment trust duly
organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stockholders Agreement.

                           (b)      The execution, delivery and performance by
PSRT of this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the terms of PSRT's declaration of trust and bylaws, (iii) do not violate, conflict with or result in any breach or contravention of, any Contractual Obligation of PSRT or any Requirement of Law, and (iv) do not violate any Orders of any Governmental Authority against, or binding upon, PSRT, except, in the case of clauses (iii) and (iv), for any such violations, conflicts, breaches, contraventions or other occurrences which would not prevent or delay the performance by PSRT of its obligations under this Agreement, the Stockholders Agreement or the Voting Agreement dated as of the date hereof between PSRT, KI and Target (the "VOTING AGREEMENT"), and except, in the case of clause (iii), for any violations, conflicts, breaches, contraventions or other occurrences in respect of any Contractual Obligations as to which a consent or waiver has already been obtained.

                           (c)      No approval, consent, compliance, exemption,
authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, PSRT of this Agreement or the Stockholders Agreement or the transactions contemplated hereby and thereby.

                           (d)      This Agreement and the Stockholders
Agreement have been duly executed and delivered by PSRT and constitute the legal, valid and binding obligations of PSRT, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                           (e)      The shares of Common Stock acquired by PSRT
pursuant to Section 1.1 and 1.2 of this Agreement have been or will be acquired for its own account and with no intention of distributing or reselling such shares of Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. PSRT understands that such shares of Common Stock, at the time of their issuance, were not and will not be registered under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act, and that the shares of Common Stock held by PSRT may not be resold without registration thereof under the Securities Act (unless an exemption from such registration is available).

                           (f)      There are no brokerage commissions, finder's
fees or similar fees or commissions payable by PSRT in connection with the transactions contemplated hereby.

                           (g)      PSRT is an "Accredited Investor" within the
meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect, and has such knowledge and experience in financial and business matters, is capable of utilizing the information that is available to it concerning Newco and Target to evaluate the risks of investment in Newco and Target.

                           (h)      PSRT owns the PSRT Contributed Stock and has
good and marketable title thereto, free and clear of any liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind, other than encumbrances under the Stockholders Agreement dated as of February 24, 1998 between Target and Prometheus Southeast Retail LLC and under the Voting Agreement and the Supplemental Voting and Tender Agreement and except for any pledge of the PSRT Contributed Stock or any custodial agreement or arrangement with respect to the PSRT Contributed Stock under any existing or successor loan agreement or credit facility (or other agreement relating thereto) to which PSRT or any of its Affiliates is a party (which pledge or custodial agreement or arrangement shall be released, amended and/or terminated on or prior to the Closing Date to the extent necessary to permit consummation of the transactions contemplated by this Agreement and the Merger Agreement).

                           (i)      PSRT has succeeded to all of the rights and
benefits under the CVR Agreement previously held by Prometheus Southeast Retail LLC, PSRT continues to be entitled to such rights and benefits under the CVR Agreement and, to PSRT's Knowledge, the CVR Agreement continues to constitute a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms (it being understood that all rights under the CVR Agreement will terminate and be of no further force and effect from and after the Effective Time).

                           (j)      To the Knowledge of PSRT, except as
disclosed in writing (which writing shall indicate that it is intended to serve as disclosure for purposes of Section 10.1(j) of this Agreement) by PSRT to KI on or prior to the date hereof (in advance of the execution of the Merger Agreement) or on or prior to the Closing Date (in advance of the Closing (as defined in the Merger Agreement)), as the case may be, (1) the representations and warranties of Target made to Newco in the Merger Agreement (other than the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) thereof) are true and correct unless the inaccuracies (without giving effect to any Knowledge (as such term is defined in the Merger Agreement), materiality or Target Material Adverse Effect (as defined in the Merger Agreement) qualifications or exceptions contained therein) in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Target Material Adverse Effect and (2) the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) of the Merger Agreement are true and correct in all respects (subject, in each case, to de minimus inaccuracies with respect to Sections 4.3(a)-(f) and 4.3(h)(i)); PROVIDED, HOWEVER, that for the purposes of this Section 10.1(j), the representations and warranties in the Merger Agreement that speak of a specified date need only be true and correct to such extent as of such date.

                  10.2 REPRESENTATIONS AND WARRANTIES OF KI. KI hereby represents and warrants to PSRT and Newco, as of the date hereof and as of the Closing Date, as follows:

                           (a)      KI is a corporation duly organized and
validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stockholders Agreement.

                           (b)      The execution, delivery and performance by
KI of this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the terms of KI's certificate of incorporation or bylaws, (iii) do not violate, conflict with or result in any breach or contravention of, any Contractual Obligation of KI or any Requirement of Law, and (iv) do not violate any Orders of any Governmental Authority against, or binding upon, KI, except, in the case of clauses (iii) and (iv), for any such violations, conflicts, breaches, contraventions or other occurrences which would not prevent or delay the performance by KI of its obligations under this Agreement or the Stockholders Agreement.

                           (c)      No approval, consent, compliance, exemption,
authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, KI of this Agreement or the Stockholders Agreement or the transactions contemplated hereby and thereby.

                           (d)      This Agreement and the Stockholders
Agreement have been duly executed and delivered by KI and constitute the legal, valid and binding obligations of KI, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                           (e)      The shares of Common Stock acquired by KI
pursuant to Section 1.1 and 1.3 of this Agreement have been or will be acquired for its own account and with no intention of distributing or reselling such shares of Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. KI understands that such shares of Common Stock, at the time of their issuance, were not and will not be registered under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act, and that the shares of Common Stock held by KI may not be resold without registration thereof under the Securities Act (unless an exemption from such registration is available).

                           (f)      There are no brokerage commissions, finder's
fees or similar fees or commissions payable by KI in connection with the transactions contemplated hereby.

                           (g)      KI is an "Accredited Investor" within the
meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect, and has such knowledge and experience in financial and business matters, is capable of utilizing the information that is available to it concerning Newco and Target to evaluate the risks of investment in Newco and Target.

                           (h)      To the Knowledge of KI, except as disclosed
in writing (which writing shall indicate that it is intended to serve as disclosure for purposes of Section 10.2(h) of this Agreement) by KI to PSRT on or prior to the date hereof (in advance of the execution of the Merger Agreement) or on or prior to the Closing Date (in advance of the Closing (as defined in the Merger Agreement)), as the case may be, (1) the representations and warranties of Target made to Newco in the Merger Agreement (other than the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) thereof) are true and correct unless the inaccuracies (without giving effect to any Knowledge (as such term is defined in the Merger Agreement), materiality or Target Material Adverse Effect (as defined in the Merger Agreement) qualifications or exceptions contained therein) in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Target Material Adverse Effect and (2) the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) of the Merger Agreement are true and correct in all respects (subject, in each case, to de minimus inaccuracies with respect to Sections 4.3(a)-(f) and 4.3(h)(i)); PROVIDED, HOWEVER, that for the purposes of this Section 10.2(h), the representations and warranties in the Merger Agreement that speak of a specified date need only be true and correct to such extent as of such date.

         11.      PSRT GUARANTORS GUARANTY.

                  11.1     GUARANTY.

                           (a)      Each PSRT Guarantor hereby unconditionally
and irrevocably guarantees, jointly and severally, (the "PSRT GUARANTORS GUARANTY"), to KI and Newco the due and punctual performance and discharge of PSRT's obligations under or pursuant to Sections 1.2 and 13 of this Agreement, including the due and punctual payment, when and as the same may become due and payable, of any amount which PSRT may become obligated to pay pursuant to the provisions of such sections. The obligations of PSRT guaranteed by the PSRT Guarantors in this Section 11 are hereinafter referred to as the "PSRT OBLIGATIONS." Each PSRT Guarantor agrees that if PSRT shall fail to pay any PSRT Obligation when and as the same shall be due and payable, or shall fail to observe, perform or discharge any PSRT Obligation, in accordance with the terms of Sections 1.2 or 13, the PSRT Guarantors shall forthwith pay, observe, perform or discharge such PSRT Obligation, as the case may be.

                           (b)      The liability of the PSRT Guarantors, if
any, under this PSRT Guarantors Guaranty with respect to each and all of the PSRT Obligations shall be absolute and unconditional, irrespective of (and in each case after giving effect to) any change in the time, manner or place of payment of, or any other term of, all or any of the PSRT Obligations, any other amendment or waiver of or consent to departure from this Agreement, or any termination of this Agreement.

                           (c)      This PSRT Guarantors Guaranty is a guaranty
of payment, performance and compliance and not of collection. This PSRT Guarantors Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the PSRT Obligations, including, without limitation, all amounts payable under this PSRT Guarantors Guaranty, have been paid, observed, performed or discharged in full, (ii) be binding upon the PSRT Guarantors and their respective successors, (iii) inure to the benefit of and be enforceable by Newco and KI and their respective successors, (iv) be binding upon and against the PSRT Guarantors without regard to the validity or enforceability of this Agreement or any insolvency, bankruptcy or reorganization of PSRT, and (v) continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the PSRT Obligations is rescinded or must otherwise be returned by Newco upon the insolvency, bankruptcy or reorganization of PSRT or otherwise, all as though such payment had not been made.

                           (d)      Each PSRT Guarantor hereby waives
promptness, diligence, presentment, demand, protest and notice of any kind as to the PSRT Obligations and acceptance of this PSRT Guarantors Guaranty, and waives the benefit of all principles and provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this PSRT Guarantors Guaranty and agrees that its obligations shall not be affected by any circumstances, whether or not referred to herein, which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against such PSRT Guarantor until all

PSRT Obligations owing with respect thereto have been paid, observed, performed, or discharged in full.

                  11.2 REPRESENTATIONS AND WARRANTIES OF THE PSRT GUARANTORS. Each PSRT Guarantor hereby represents and warrants, severally and not jointly, to KI and Newco, as of the date hereof and as of the Closing Date, as follows:

                           (a)      Such PSRT Guarantor is a limited partnership
duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement.

                           (b)      The execution, delivery and performance by
such PSRT Guarantor of this Agreement (i) have been duly authorized by all necessary partnership action, (ii) does not contravene the terms of such PSRT Guarantor's certificate of limited partnership, limited partnership agreement or other organizational documents, (iii) do not violate, conflict with or result in any breach or contravention of, any Contractual Obligation of such PSRT Guarantor or any Requirement of Law, and (iv) does not violate any Orders of any Governmental Authority against, or binding upon, such PSRT Guarantor except, in the case of clauses (iii) and (iv), for any such violations, conflicts, breaches, contraventions or other occurrences which would not prevent or delay the performance by such PSRT Guarantor of its obligations under this Agreement and except, in the case of clause (iii), for any violations, conflicts, breaches, contraventions or other occurrences in respect of any Contractual Obligations as to which a consent or waiver has already been obtained.

                           (c)      No approval, consent, compliance, exemption,
authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such PSRT Guarantor of this Agreement, except for any failure to take any such action, provide any such notice, make any such filing or allow for any such lapse of a waiting period which would not prevent or delay the performance by such PSRT Guarantor of its obligations under this Agreement.

                           (d)      This Agreement has been duly executed and
delivered by such PSRT Guarantor and constitutes the legal, valid and binding obligations of such PSRT Guarantor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  11.3 TARGET AS THIRD PARTY BENEFICIARY. Each PSRT Guarantor hereby acknowledges and agrees that it is providing the commitment to Newco and KI contained in Section 11.1, and is agreeing to perform its obligations thereunder, in part for the purpose of inducing Target to enter into the Merger Agreement and to consummate the

Merger and the other transactions contemplated thereby. Accordingly, each PSRT Guarantor agrees that Target is an express third party beneficiary of such PSRT Guarantor's obligations under Section 11.1 and the representations and warranties of such PSRT Guarantor contained in Section 11.2. Each PSRT Guarantor agrees that termination of this Agreement shall not prejudice Target's rights pursuant to this Section 11.3 to the extent of any continuing liability of Newco under the Merger Agreement.

         12.      KI PARENT GUARANTY.

                  12.1     GUARANTY.

                           (a)      KI Parent hereby unconditionally and
irrevocably guarantees (the "KI PARENT GUARANTY") to PSRT and Newco the due and punctual performance and discharge of KI's obligations under or pursuant to Sections 1.3 and 13 of this Agreement, including the due and punctual payment, when and as the same may become due and payable, of any amount which KI may become obligated to pay pursuant to the provisions of such section. The obligations of KI guaranteed by KI Parent in this Section 12 are hereinafter referred to as the "KI OBLIGATIONS." KI Parent agrees that if KI shall fail to pay any KI Obligation when and as the same shall be due and payable, or shall fail to observe, perform or discharge any KI Obligation, in accordance with the terms of Sections 1.3 and 13, KI Parent shall forthwith pay, observe, perform or discharge such KI Obligation, as the case may be.

                           (b)      The liability of KI Parent, if any, under
this KI Parent Guaranty with respect to each and all of the KI Obligations shall be absolute and unconditional, irrespective of (and in each case after giving effect to) any change in the time, manner or place of payment of, or any other term of, all or any of the KI Obligations, any other amendment or waiver of or consent to departure from this Agreement, or any termination of this Agreement.

                           (c)      This KI Parent Guaranty is a guaranty of
payment, performance and compliance and not of collection. This KI Parent Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the KI Obligations, including, without limitation, all amounts payable under this KI Parent Guaranty, have been paid, observed, performed or discharged in full, (ii) be binding upon KI Parent and its successors, (iii) inure to the benefit of and be enforceable by Newco and PSRT and their respective successors, (iv) be binding upon and against KI Parent without regard to the validity or enforceability of this Agreement or any insolvency, bankruptcy or reorganization of KI, and (v) continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the KI Obligations is rescinded or must otherwise be returned by Newco upon the insolvency, bankruptcy or reorganization of KI or otherwise, all as though such payment had not been made.

                           (d)      KI Parent hereby waives promptness,
diligence, presentment, demand, protest and notice of any kind as to the KI Obligations and acceptance of this KI Parent Guaranty, and waives the benefit of all principles and provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this KI Parent Guaranty and agrees that its obligations shall not be affected by any circumstances, whether or not referred to herein, which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against KI Parent until all KI Obligations owing with respect thereto have been paid, observed, performed, or discharged in full.

                  12.2 REPRESENTATIONS AND WARRANTIES OF KI PARENT. KI Parent hereby represents and warrants to PSRT and Newco, as of the date hereof and as of the Closing Date, as follows:

                           (a)      KI Parent is a corporation duly organized
and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                           (b)      The execution, delivery and performance by
KI Parent of this Agreement (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the terms of KI Parent's Articles of Incorporation, bylaws or other organizational documents, (iii) do not violate, conflict with or result in any breach or contravention of, any Contractual Obligation of KI Parent or any Requirement of Law, and (iv) do not violate any Orders of any Governmental Authority against, or binding upon, KI Parent except, in the case of clauses (iii) and (iv), for any such violations, conflicts, breaches, contraventions or other occurrences which would not prevent or delay the performance by KI Parent of its obligations under this Agreement.

                           (c)      No approval, consent, compliance, exemption,
authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, KI Parent of this Agreement, except for any failure to take any such action, provide any such notice, make any such filing or allow for any such lapse of a waiting period which would not prevent or delay the performance by KI Parent of its obligations under this Agreement.

                           (d)      This Agreement has been duly executed and
delivered by KI Parent and constitutes the legal, valid and binding obligations of KI Parent, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  12.3 TARGET AS THIRD PARTY BENEFICIARY. KI Parent hereby acknowledges and agrees that it is providing the commitment to Newco and PSRT contained in Section 12.1, and is agreeing to perform its obligations thereunder, in part for the purpose of inducing Target to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated thereby. Accordingly, KI Parent agrees that Target is an express third party beneficiary of KI Parent's obligations under Section 12.1 and the representations and warranties of KI Parent contained in Section 12.2. KI Parent agrees that termination of this Agreement shall not prejudice Target's rights pursuant to this Section 12.3 to the extent of any continuing liability of Newco under the Merger Agreement.

         13.      SURVIVAL AND INDEMNIFICATION.

                  13.1 SURVIVAL. Each of PSRT and KI hereby agrees and acknowledges that, except as otherwise provided in the next sentence of this
Section 13.1, the representations and warranties contained in this Agreement and any associated rights of indemnification shall survive and remain in full force and effect until September 1, 2005. Notwithstanding anything to the contrary contained herein, (x) the representation and warranty contained in Section 10.1(h) and any associated rights of indemnification shall survive and remain in full force and effect through the applicable statute of limitations and (y) the representations and warranties contained in Section 10.1(j) and 10.2(h) and any associated rights of indemnification shall survive and remain in full force and effect for a period of one (1) year following the earlier of (x) the Effective Time or (y) the termination of the Merger Agreement prior to the Closing. For the avoidance of doubt, if, prior to the close of business on the last day of the applicable survival period, an Indemnifying Party shall have been notified of a claim for indemnity hereunder in good faith, specifying in reasonable detail the factual basis for the claim and the amount thereof (if known or quantifiable) and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

                  13.2     INDEMNIFICATION.

                           (a)      Except as otherwise provided in this Section
13.2, each Stockholder (the "INDEMNIFYING PARTY") hereby agrees to indemnify Newco, the other Stockholder and each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of the foregoing, and each Affiliate of the other Stockholder (other than Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of this Section 13.2) and each of such Affiliate's directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of the foregoing (collectively, the "INDEMNIFIED PERSONS"), against any losses, claims, damages, liabilities, demands, charges, costs or expenses (including reasonable attorneys' or other professional fees and disbursements) (collectively, "LOSSES") arising out of or resulting from:

                                    (i)     the Securities Act, Exchange Act,
state securities or "blue sky" laws or otherwise, insofar as such Losses arise out of or result from any untrue statement or alleged untrue statement of any material fact contained in the Schedule 13E-3 or the Target Proxy Statement (or any amendment or supplement thereto) or arise out of or result from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Indemnifying Party expressly for use in connection therewith;

                                    (ii)    any breach of any representation or
warranty by such Stockholder contained in this Agreement; or

                                    (iii)   any breach of any covenant or
agreement of such Stockholder contained in this Agreement.

                           (b)      The aggregate liability of each Stockholder
in respect of any payment for indemnification under Section 13.2(a)(ii) with respect to a breach by such Stockholder of any representation or warranty of such Stockholder contained in this Agreement shall not exceed $9,316,000.00.

                           (c)      Each Indemnified Person agrees to give
prompt written notice to the Indemnifying Party after the receipt by the Indemnified Person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Person intends to claim indemnification or contribution pursuant to this Agreement (collectively, "THIRD PARTY Claims"); PROVIDED, HOWEVER, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Person hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such Third Party Claim is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such Third Party Claim at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Person. The Indemnified Person shall have the right to employ separate counsel in any such Third Party Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Person unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Person and such parties have been advised by such counsel that either (x) representation of such Indemnified Person and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Person which are different from or additional to those available to the Indemnifying Party; PROVIDED, HOWEVER, that in any of such cases, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Persons. No Indemnifying Party shall be liable for any settlement entered into without its written consent. No Indemnifying Party shall, without the consent of such Indemnified Person, effect any settlement of any pending or threatened Third Party Claim(s) or in any proceeding to which such Indemnified Person is a party (or is actually threatened to be made a party) and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability for all such claims that are the subject matter of such proceeding.

                           (d)      If the indemnification provided for in
Section 13.2(a) from the Indemnifying Party is unavailable to an Indemnified Person hereunder in respect of any Losses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Person, shall (subject to the limitation on such Indemnifying Party's maximum liability hereunder contained in Section 13.2(b)) contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Person in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Person shall be determined by reference to, among other things, whether any action in question, including, in the case of the indemnity provided in Section 13.2(a)(i), any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Person, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action.

                           (e)      In the event any Indemnified Person should
have a claim for indemnity that does not involve a Third Party Claim, the Indemnified Person shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and specify in reasonable detail the factual basis for the claim and the amount thereof (if known or quantifiable). The failure to give such notice in a prompt manner will not relieve the Indemnifying Party of its obligations under this Section 13. Notwithstanding the foregoing, the failure to give such notice in a prompt manner will relieve the Indemnifying Party of its obligation under this Section 13 in respect of the particular matter that is the subject of the notice if the survival of the representation and warranty or indemnification provision to which such claim related has expired pursuant to the terms of Section 13 prior to the giving of notice by the Indemnified Person. In any proceeding in which an Indemnified Person makes a claim for indemnity hereunder against an Indemnifying Party that does not involve a Third Party Claim, no Indemnifying Party shall be obligated to pay the fees and expenses of counsel for such Indemnified Person unless and until such time as the claim has been resolved by (i) an agreement entered into between the Indemnifying Party and Indemnified Person, which agreement provides for the payment of such fees and expenses of counsel, or (ii) a final judicial determination of the claim made by a court of competent jurisdiction in favor of the Indemnified Person, which determination provides for the payment of such fees and expenses of counsel.

                           (f)      The indemnification obligation of any
Indemnifying Party under this Agreement shall not include consequential, special, punitive, incidental or indirect damages (and the Indemnified Persons shall not recover for such amounts).

                           (g)      Except as otherwise provided in Section
16.8, the indemnification provided in Section 13.2(a) shall be the sole and exclusive remedy available for any breach or alleged breach of any representation, warranty or covenant contained in this Agreement.

         14.      CERTAIN AGREEMENTS.

                  14.1 TERMINATION OF STOCKHOLDERS AGREEMENT. At the Effective Time, PSRT and Newco shall cause the Stockholders Agreement dated as of February 24, 1998 between Target and Prometheus Southeast Retail LLC and the Amended and Restated Stock Purchase Agreement dated as of March 23, 1998 between Target and Prometheus Southeast Retail LLC to be terminated.

                  14.2     NO SOLICITATION.

                           (a)      During the period commencing on the date
hereof and ending at the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms prior to the Closing, PSRT shall not, and shall cause its Affiliates (excluding Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of
Section 14.2(a)), and each of their respective officers, directors, employees and Representatives (as defined in the Merger Agreement) not to, (i) solicit, initiate, facilitate, encourage or induce the making or submission of any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or, agree to approve, endorse, participate in, or vote in favor of any Acquisition Proposal, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish, disclose or provide access to any information to, any Person (other than KI and its Affiliates) in connection with or in furtherance of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that nothing in this Section 14.2 is intended to or shall be construed to (x) prohibit PSRT or any of its Affiliates from directing any inquiries made to PSRT or its Affiliates related to an Acquisition Proposal to Target or (y) prohibit PSRT from executing and delivering the Supplemental Voting and Tender Agreement and performing its obligations thereunder. Without limiting the foregoing, PSRT agrees that any violation of the restrictions set forth in this Section 14.2 by any Affiliate or any officer, director, employee or Representative of PSRT or any of its Affiliates (excluding Target and the Target Subsidiaries and their respective officers, directors, employees and Representatives) whether or not such Person is purporting to act on behalf of PSRT, shall constitute a breach by PSRT of this Section 14.2.

                           (b)      PSRT shall, and shall cause its Affiliates
(excluding Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of Section 14.2(b)), and each of their respective officers, directors, employees and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons that have taken place prior to the date hereof or that may be ongoing with respect to any Acquisition Proposal or any relationship in connection with an Acquisition Proposal.

                           (c)      In addition to the obligations of PSRT set
forth in Section 14.2(a), on the date of receipt or occurrence thereof, PSRT shall advise KI of any request for information received by PSRT or its Affiliates (excluding Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of Section 14.2(c)), with respect to any Acquisition Proposal or of any Acquisition Proposal received by PSRT or its Affiliates, or any inquiry or proposal with respect to any Acquisition Proposal received by PSRT or its Affiliates, the terms and conditions of such request, Acquisition Proposal, inquiry or proposal, and PSRT shall, within two (2) business days of the receipt thereof, promptly provide to KI copies of any written materials received by PSRT or its Affiliates and each of their respective officers, directors, employees and Representatives, in connection with any of the foregoing and the identity of the Person making any such Acquisition Proposal, request, inquiry or proposal. PSRT shall keep KI fully informed of the status and material details (including amendments or proposed amendments) of any such Acquisition Proposal, request, inquiry or proposal received by PSRT and its Affiliates and shall provide to KI within two (2) business days of receipt thereof all written materials received by PSRT or its Affiliates with respect thereto.

                  14.3 13E-3 TRANSACTION. Commencing on the date hereof and ending upon the earlier of (x) the Effective Time, and (y) the first anniversary of the date hereof, PSRT and its Affiliates (excluding Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of
Section 14.3) shall not take any action directly or indirectly to participate in
(A) any transaction or series of transactions subject to Rule 13e-3 of the Exchange Act involving Target (a "13E-3 Transaction") or (B) any transaction or series of related transactions in which all of the following occur: (w) PSRT enters into any joint venture, partnership, stockholders agreement or similar arrangement with any Person (including such Person's Affiliates), (x) such Person (including its Affiliates) makes a direct or indirect investment of $11 million or more in Target or any Target Subsidiary, (y) Target or any Target Subsidiary enters into an agreement or arrangement pursuant to which such Person (or any of its Affiliates) assumes responsibility for operating or managing a majority of the properties or assets of the Target and the Target Subsidiaries and (z) consideration is paid to the common stockholders of Target pursuant to a business combination, self-tender offer, distribution, dividend or otherwise, and such consideration is not paid on a pro rata basis to PSRT, on the one hand, and the other common stockholders of Target, on the other hand; provided, that any payment to PSRT in respect of its rights under the CVR Agreement shall be disregarded for purposes of clause (z); PROVIDED, this Section 14.3 shall not be applicable to any 13e-3 Transaction which results in PSRT or any of its Affiliates owning not more than 15% of the stock of Target or any successor thereto in such 13e-3 Transaction; PROVIDED, FURTHER, that nothing shall prohibit PSRT from taking the actions described on Schedule 1 hereto or from executing and delivering the Supplemental Voting and Tender Agreement and performing its obligations thereunder. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, so long as PSRT has not breached any of the provisions of Section 14.2 of this Agreement, the provisions of this

Section 14.3 shall terminate automatically and become null and void upon the termination of the Merger Agreement for any reason other than: (i) termination of the Merger Agreement pursuant to Sections 9.1(e), (g) or (h) thereof; (ii) termination of the Merger Agreement by Newco pursuant to Section 9.1(f) of the Merger Agreement following a request by PSRT pursuant to the proviso contained in Section 6.3 of this Agreement so long as, not less than two (2) business days prior to such termination, PSRT has requested in writing that KI confirm in writing to PSRT its willingness to proceed with the Merger notwithstanding the occurrence of the Termination Date and KI has confirmed the foregoing in writing prior to 5 p.m. on the second business day following PSRT's request to KI; (iii) termination of the Merger Agreement by Target pursuant to Section 9.1(c) of the Merger Agreement if PSRT has defaulted in any material respect under any material provision of this Agreement prior to such termination; and (iv) termination of the Merger Agreement by Target pursuant to Section 9.1(f) of the Merger Agreement if PSRT has defaulted in any material respect under any material provision of this Agreement. For the avoidance of doubt and for purposes of clarification only, it is understood and agreed that, with respect to clause (ii) of the preceding sentence, if PSRT does not comply with the two business day advance notification requirement contained therein, this Section
14.3 shall not terminate upon a termination of the Merger Agreement by Newco following a request by PSRT pursuant to the proviso contained in Section 6.3 of this Agreement.

                  14.4 TERMINATION FEE. If the Merger Agreement is terminated and Newco is entitled to payment of Break-up Expenses (as defined in the Merger Agreement) or a Termination Fee (as defined in the Merger Agreement), Newco shall (x) pay KI a fee in the amount equal to 100% of the Termination Fee and (y) pay 50% of any Break-up Expenses to PSRT and 50% of any Break-up Expenses to KI; PROVIDED, that Newco shall only be obligated to make such payments upon receipt of payment of the Break-up Expenses or Termination Fee, as the case may be, from Target; PROVIDED, FURTHER, that Newco shall pay any Break-up Expenses it shall receive to both PSRT and KI promptly upon receipt thereof and shall pay any Termination Fee it shall receive to KI promptly upon receipt thereof. PSRT and KI hereby agree to cause Newco to take all actions reasonably requested by either PSRT or KI to pursue a claim against Target seeking payment of Break-up Expenses or reasonably requested by KI to pursue a claim against Target seeking payment of the Termination Fee. Any costs incurred by Newco in pursuit of a claim for Break-up Expenses shall be borne equally by PSRT and KI and any costs incurred by Newco in pursuit of a claim for the Termination Fee shall be borne solely by KI.

                  14.5 NO MODIFICATION OF THE SUPPLEMENTAL VOTING AND TENDER AGREEMENT. Prior to the termination of the Merger Agreement, PSRT shall not amend, supplement, waive or otherwise modify any provision of the Supplemental Voting and Tender Agreement (as the same is in effect on the date hereof) without the prior written consent of KI.

         15.      TERMINATION.

                  15.1 TERMINATION OF THIS AGREEMENT. Subject to the provisions of Section 15.2, this Agreement shall terminate automatically upon any termination of the Merger Agreement in accordance with its terms prior to the Closing. Upon termination of this Agreement, PSRT and KI shall take such actions as are necessary and appropriate to dissolve and liquidate Newco, including executing such documents, agreements and instruments as may be necessary or appropriate in connection therewith; PROVIDED, that, no such liquidation shall occur, unless otherwise agreed to by KI, until the later of
(A) a final non-appealable determination that Newco is not entitled to the Termination Fee or (B) if Section 14.4 applies, the receipt by Newco and subsequent payment to KI of the Termination Fee from Target.

                  15.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Section 11.1, Section 11.3, Section 12.1, Section 12.3, Section 13.1, Section 13.2, Section 14.3 (to the extent that such Section, by its terms, survives the termination of the Merger Agreement),
Section 14.4, Section 15 and Section 16 shall survive any such termination, and
(ii) no such termination shall relieve any party hereto from any liability resulting from any willful breach by that party of this Agreement. For the avoidance of doubt and for purposes of clarification only, it is understood and agreed that notwithstanding any termination of this Agreement, no such termination shall relieve any party for any Losses suffered by another party hereto as a result of any breach of Sections 1.2, 1.3 or 6.5 hereof (regardless of whether such breach is willful or not), and the indemnification provisions of
Section 13.2 shall be applicable with respect to any such breach notwithstanding any termination of this Agreement.

         16.      MISCELLANEOUS.

                  16.1 DEFINITIONS. The capitalized terms set forth below shall have the following meanings:

                  "13E-3 TRANSACTION" has the meaning ascribed to it in Section 14.3.

                  "ACQUISITION PROPOSAL" means any inquiry, proposal or offer (whether communicated to PSRT, Target or publicly announced to Target's stockholders) by any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Newco) for an Acquisition Transaction involving Target or any Target Subsidiary, excluding the Merger.

                  "ACQUISITION TRANSACTION" means (i) any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (x) any direct or indirect acquisition or purchase by any Person or "Group" (other than Newco) of 15% or more in interest of any class of securities of Target or any Target Subsidiary in a single transaction or a series of related transactions, (y) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or "Group" (other than Newco) beneficially owning 15% or more in interest of the total outstanding class of any securities of Target or any Target Subsidiary or the filing with the Commission of a Registration Statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of Target and the Target Subsidiaries; (iii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Newco of the transactions contemplated by the Merger Agreement or (iv) any public announcement by or on behalf of Target, any Target Subsidiary or any of their respective Affiliates (other than PSRT and its Affiliates (other than Target and the Target Subsidiaries) in connection with this Agreement or the Merger Agreement) or any of their respective officers, directors, employees or Representatives or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  "AFFILIATE" means any Person who is an "affiliate" as defined in Rule 12b-2 of the general Rules and regulations under the Exchange Act.

                  "AGREEMENT" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

                  "COMMISSION" means the United States Securities and Exchange Commission and any similar agency then having jurisdiction to enforce the Securities Act.

                  "COMMON STOCK" has the meaning ascribed to it in Section 1.1.

                  "CONTRACTUAL OBLIGATIONS" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "CVR AGREEMENT" has the meaning ascribed to it in the preamble.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "INDEMNIFYING PARTY" has the meaning ascribed to it in Section 13.2(a).

                  "INDEMNIFIED PERSONS" has the meaning ascribed to it in
Section 13.2(a).

                  "KI" has the meaning ascribed to it in the preamble.

                  "KI OBLIGATIONS" has the meaning ascribed to it in Section 12.1(a).

                  "KI PARENT" has the meaning ascribed to it in the preamble.

                  "KI PARENT GUARANTY" has the meaning ascribed to it in Section 12.1(a).

                  "KNOWLEDGE" as used with respect to PSRT, means those facts that are actually known, without any duty to inquire, by Mark S. Ticotin or Andrew E. Zobler, and, as used with respect to KI, means those facts that are actually known, without any duty to inquire, by David B. Henry or Joseph G. Stevens.

                  "LOSSES" has the meaning ascribed to it in Section 13.2(a).

                  "MERGER" has the meaning ascribed to it in the preamble.

                  "MERGER AGREEMENT" has the meaning ascribed to it in the preamble.

                  "MGCL" means the Maryland General Corporation Law or any successor statute.

                  "NEWCO" has the meaning ascribed to it in the preamble.

                  "ORDERS" means any judgment, injunction, writ, award, decree or order of any Governmental Authority. "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "PSRT" has the meaning ascribed to it in the preamble.

                  "PSRT CONTRIBUTED STOCK" has the meaning ascribed to it in
Section 1.2.

                  "PSRT OBLIGATIONS" has the meaning ascribed to it in Section 11.1(a).

                  "PSRT GUARANTORS" has the meaning ascribed to it in the preamble.

                  "PSRT GUARANTORS GUARANTY" has the meaning ascribed to it in
Section 11.1(a).

                  "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                  "REIT PREFERRED HOLDERS" has the meaning ascribed to it in the preamble.

                  "REIT SUBSCRIPTION TRANSACTION" has the meaning ascribed to it in the preamble.

                  "REQUIREMENT OF LAW" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "SCHEDULE 13E-3" has the meaning ascribed to it in Section
6.2.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "SERIES A PREFERRED STOCK" has the meaning ascribed to it in
Section 2.1.

                  "SERIES B PREFERRED STOCK" has the meaning ascribed to it in
Section 2.2(b).

                  "STOCKHOLDER" has the meaning ascribed to it in the preamble.

                  "STOCKHOLDERS AGREEMENT" has the meaning ascribed to it in
Section 8.

                  "SUPPLEMENTAL VOTING AND TENDER AGREEMENT" means the Supplemental Voting and Tender Agreement, dated the date hereof, between PSRT and Target (as the same may be amended, modified or supplemented from time to time in accordance with its terms), substantially in the form attached to this Agreement as Exhibit G.

                  "SURVIVING CORPORATION" has the meaning ascribed to it in the preamble.

                  "TARGET" has the meaning ascribed to it in the preamble.

                  "TARGET PROXY STATEMENT" has the meaning ascribed to it in
Section 6.2.

                  "THIRD PARTY CLAIM" has the meaning ascribed to it in Section 13.2(c).

                  "VOTING AGREEMENT" has the meaning ascribed to it in Section 10.1(b).

                  16.2 EXPENSES. Each of PSRT, KI and KI Parent shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the negotiation of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereunder and thereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

                  16.3 PUBLICITY. PSRT and KI shall mutually agree upon the form and substance of the initial press release related to this Agreement and the transactions contemplated hereby. Prior to the consummation of the Merger, PSRT and KI shall consult with each other as to the form and substance of, and provide each other with advance review of, any and all subsequent press releases or other public disclosures materially related to this Agreement or any other transaction contemplated hereby; PROVIDED, that nothing in this Section 16.3 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by any Requirement of Law.

                  16.4 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                  if to PSRT or any PSRT Guarantor:

                  c/o Lazard Freres Real Estate Investors L.L.C.
                  30 Rockefeller Plaza
                  New York, New York  10020
                  Telecopy:  (212) 332-1793
                  Attention:  General Counsel

                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Telecopy:  (212) 757-3990
                  Attention:  Jeffrey D. Marell, Esq.

                  if to KI or KI Parent:

                  c/o Kimco Realty Corporation
                  3333 New Hyde Park Road
                  Suite 100
                  Post Office Box 5020
                  New Hyde Park, New York  11042-0020
                  Telecopy:  (516) 869-7117
                  Attention:  David B. Henry
                              Joseph G. Stevens

                                                                              28
                  with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, NY 10004-1980
                  Telecopy:  (212) 859-4000
                  Attention:  Steven Scheinfeld, Esq.

                  All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 17.5 designate another address or Person for receipt of notices hereunder.

                  16.5 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. None of PSRT, KI, the PSRT Guarantors or KI Parent may assign any of its rights or obligations under this Agreement without the written consent of each of the other parties to this Agreement, except in the case of PSRT and KI, to a Permitted Transferee in accordance with the provisions of Section 7.2(b). Except as specifically provided in Sections 2.2(a), 4, 11.3 and 12.3, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                  16.6     AMENDMENT AND WAIVER.

                           (a)      No failure or delay on the part of any party
in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties at law, in equity or otherwise.

                           (b)      Any amendment, supplement or modification of
or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties to this Agreement, and (ii) only in the specific instance and for the specific purpose for which made or given.

                  16.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                  16.8 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  16.9 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  16.10 RULES OF CONSTRUCTION. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

                  16.11 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto.

                  16.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  16.13 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  16.14 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above; PROVIDED, that each of LF Strategic Realty Investors II L.P., LFSRI II-Cadim Alternative Partnership L.P. and LFSRI II Alternative Partnership L.P. has executed this Agreement only for purposes of being bound by Section 11 of this Agreement, and Kimco Realty Corporation has executed this Agreement only for purposes of being bound by Sections 2.2(a) and 12 of this Agreement.


                                   PROMETHEUS SOUTHEAST RETAIL TRUST


                                   By:  /s/ Mark S. Ticotin
                                        ---------------------------------------
                                        Name:   Mark S. Ticotin
                                        Title:  Vice President



                                   LF STRATEGIC REALTY INVESTORS II L.P.

                                   By   Lazard Freres Real Estate Investors
                                        L.L.C., its general partner


                                   By:  /s/ Mark S. Ticotin
                                        ---------------------------------------
                                        Name:   Mark S. Ticotin
                                        Title:  Managing Principal



                                   LFSRI II ALTERNATIVE PARTNERSHIP L.P.

                                   By   Lazard Freres Real Estate Investors
                                        L.L.C., its general partner


                                   By:  /s/ Mark S. Ticotin
                                        ---------------------------------------
                                        Name:   Mark S. Ticotin
                                        Title:  Managing Principal

                                   LFSRI II - CADIM ALTERNATIVE PARTNERSHIP L.P.

                                   By   Lazard Freres Real Estate Investors
                                        L.L.C., its general partner


                                   By:  /s/ Mark S. Ticotin
                                        ---------------------------------------
                                        Name:   Mark S. Ticotin
                                        Title:  Managing Principal





                                   KIMKON INC.


                                   By:  /s/ David B. Henry
                                        ---------------------------------------
                                        Name:   David B. Henry
                                        Title:  President


                                   PSCO ACQUISITION CORP.


                                   By:  /s/ David B. Henry
                                        ---------------------------------------
                                        Name:   David B. Henry
                                        Title:  President


                                   KIMCO REALTY CORPORATION


                                   By:  /s/ David B. Henry
                                        ---------------------------------------
                                        Name:   David B. Henry
                                        Title:  President


ACKNOWLEDGEMENT OF THIRD PARTY
BENEFICIARY STATUS

KONOVER PROPERTY TRUST, INC.


By:  /s/ J. Michael Maloney
     -------------------------------
     Name:  J. Michael Maloney
     Title: President